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Exhibit 5

Opinion Letter of Gadsby Hannah LLP

GADSBY HANNAH LLP
225 Franklin Street
Boston, Massachusetts 02110
(617) 345-7000

June 17, 2004

Ibis Technology Corporation
32 Cherry Hill Drive
Danvers, Massachusetts 01923

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel for Ibis Technology Corporation, a Massachusetts corporation (the "Company"), in connection with the preparation of the Company's Post Effective Amendment No. 2 to Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about June 17, 2004 (the "Registration Statement").

        The Registration Statement covers the registration of an additional 300,000 shares of the Company's common stock, $.008 par value per share (the "Shares"), which are issuable by the Company pursuant to its Amended and Restated 1997 Employee, Director and Consultant Stock Option Plan (the "Plan").

        We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the amendment thereto by the Board of Directors and the stockholders, and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements, or other documents of the Company, and certificates of officers of the Company as to certain factual matters, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

        Our opinion is limited to the federal law of the United States of America and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

        Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly and validly authorized by the Company, and (ii) the Shares, when issued and delivered upon the exercise of options or awards pursuant to the Plan and against the payment of the purchase price therefor, as specified in such Plan or documents governing such awards, will be validly issued, fully paid, and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ GADSBY HANNAH LLP

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Opinion Letter of Gadsby Hannah LLP